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                                                                    EXHIBIT 21.1






EXHIBIT 21.1 List of subsidiaries

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       Name of subsidiary                              Jurisdiction
       ------------------                              ------------
Empire Resources Pacific Ltd.                             Delaware
I.T.I. Innovative Technology, Ltd.                        Israel
CompuPrint Ltd.                                           Israel
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